Exhibit 99.1

Consolidated Financial Statements and Report of Independent Auditors

Topgolf International, Inc.

January 3, 2021, December 29, 2019 and December 30, 2018

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Audited Consolidated Financial Statements

Report of Ernst & Young LLP, independent auditors	1
Consolidated Balance Sheets as of January 3, 2021 and December 29, 2019	2
Consolidated Statements of Operations for the fiscal years ended January 3, 2021, December 29, 2019 and December 30, 2018	3
Consolidated Statements of Comprehensive Loss for the fiscal years ended January 3, 2021, December 29, 2019 and December 30, 2018	4
Consolidated Statements of Mezzanine Equity and Stockholders’ Deficit for the fiscal years ended January 3, 2021, December 29, 2019 and December 30, 2018	5
Consolidated Statements of Cash Flows for the fiscal years ended January 3, 2021, December 29, 2019 and December 30, 2018	6

Notes to audited consolidated financial statements	7

Report of Independent Auditors

The Board of Directors

Callaway Golf Company

We have audited the accompanying consolidated financial statements of Topgolf International, Inc., which comprise the consolidated balance sheets as of January 3, 2021 and December 29, 2019, and the related consolidated statements of operations, comprehensive loss, mezzanine equity and stockholders’ deficit and cash flows for each of the three years in the period ended January 3, 2021, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Topgolf International, Inc. at January 3, 2021 and December 29, 2019, and the results of its operations and its cash flows for each of the three years in the period ended January 3, 2021 in conformity with U.S. generally accepted accounting principles.

Dallas, Texas

September 15, 2021

TOPGOLF INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	January 3, 2021	December 29, 2019
ASSETS
Current assets:
Cash and cash equivalents	$194,728	$37,244
Accounts receivable, net	36,135	32,898
Other current assets	51,912	64,984

Total current assets	282,775	135,126

Property and equipment, net	858,495	829,789
Operating lease assets	859,532	918,481
Intangible assets, net	24,379	25,146
Goodwill	71,219	65,450
Investments	7,675	7,635
Other assets	32,666	34,304

Total assets	$2,136,741	$2,015,931

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$24,594	$21,471
Accrued expenses	89,889	126,500
Deferred revenue	64,401	63,654
Construction advances	65,015	28,514
Current portion of long-term debt	3,906	3,894
Current portion of operating lease liabilities	29,370	23,809
Other current liabilities	9,507	11,866

Total current liabilities	286,681	279,708

Long-term debt	536,786	396,107
Deemed landlord financing	154,052	78,603
Operating lease liabilities	998,472	984,178
Other long-term liabilities	25,790	24,228

Total liabilities	2,001,781	1,762,824

Commitments and contingencies
Mezzanine equity:
Redeemable convertible preferred stock, $.00001 par value, 69,342 and 47,842 shares authorized, 68,290 and 46,834 shares issued and outstanding at January 3, 2021 and December 29, 2019	1,058,397	721,249
Stockholders’ deficit:
Convertible preferred stock, $.00001 par value, 117,955 shares authorized, 102,129 shares issued and outstanding at January 3, 2021 and December 29, 2019	1	1
Common stock, $.00001 par value, 160,000 shares authorized, 6,823 and 6,273 shares issued and outstanding at January 3, 2021 and December 29, 2019	—	—
Additional paid-in capital	—	23,150
Accumulated deficit	(923,889)	(480,143)
Accumulated other comprehensive income (loss)	451	(11,150)

Total stockholders’ deficit	(923,437)	(468,142)

Total liabilities, mezzanine equity and stockholders’ deficit	$2,136,741	$2,015,931

See Notes to Consolidated Financial Statements.

TOPGOLF INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Fiscal year ended
	January 3,	December 29,	December 30,
	2021	2019	2018
Revenue	$716,194	$1,059,909	$862,196
Cost of goods sold, excluding depreciation and amortization	96,038	143,903	114,906
Operating labor and benefits	306,139	419,560	339,678
Other operating expenses	302,262	353,209	263,378
General and administrative expenses	85,097	85,709	77,970
Other expenses	107,760	33,710	28,293
Depreciation and amortization expense	112,279	98,018	77,587

Total operating costs	1,009,575	1,134,109	901,812

Operating loss	(293,381)	(74,200)	(39,616)
Interest expense	51,899	40,865	34,613

Net loss before income taxes	(345,280)	(115,065)	(74,229)
Income tax expense (benefit)	1,027	(199)	4,277

Net loss	(346,307)	(114,866)	(78,506)
Less: Accretion of mezzanine equity	(130,483)	(52,452)	(47,161)

Net loss attributable to common stockholders	$(476,790)	$(167,318)	$(125,667)

See Notes to Consolidated Financial Statements.

TOPGOLF INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

	Fiscal year ended
	January 3, 2021	December 29, 2019	December 30, 2018
Net loss	$(346,307)	$(114,866)	$(78,506)
Unrealized foreign currency translation gain (loss), net of tax	11,601	(3,193)	(5,351)
Unrealized loss on financial instruments, net of tax	—	—	(60)
Reclassification of realized loss on financial instruments to earnings, net of tax	—	—	253

Total comprehensive loss	$(334,706)	$(118,059)	$(83,664)

See Notes to Consolidated Financial Statements.

TOPGOLF INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF MEZZANINE EQUITY AND

STOCKHOLDERS’ DEFICIT

(in thousands)

	Mezzanine equity shares	Mezzanine equity amount	Preferred stock shares	Preferred stock amount	Common stock shares	Common stock amount	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income(loss)	Total stockholders’ deficit
Balance at December 31, 2017	39,693	$515,620	102,129	$1	5,187	$—	$107,809	$(293,447)	$(2,799)	$(188,436)
Net loss	—	—	—	—	—	—	—	(78,506)	—	(78,506)
Issuance of Series E redeemable convertible preferred stock, net of issuance costs	72	500	—	—	—	—	—	—	—	—
Issuance of Series F redeemable convertible preferred stock, net of issuance costs	367	5,069	—	—	—	—	—	—	—	—
Accretion of mezzanine equity	—	47,161	—	—	—	—	(47,161)	—	—	(47,161)
Stock-based compensation expense	—	—	—	—	—	—	6,494	—	—	6,494
Stock option exercises/restricted stock issuances	—	—	—	—	454	—	465	—	—	465
Cancellation of restricted stock	—	—	—	—	(56)	—	(184)	—	—	(184)
Other comprehensive loss	—	—	—	—	—	—	—	—	(5,158)	(5,158)

Balance at December 30, 2018	40,132	$568,350	102,129	$1	5,585	$—	$67,423	$(371,953)	$(7,957)	$(312,486)

Net loss	—	—	—	—	—	—	—	(114,866)	—	(114,866)
Cumulative adjustment for adoption of accounting standard	—	—	—	—	—	—	—	6,676	—	6,676
Issuance of Series F redeemable convertible preferred stock, net of issuance costs	35	610	—	—	—	—	—	—	—	—
Issuance of Series G redeemable convertible preferred stock, net of issuance costs	6,667	99,837	—	—	—	—	—	—	—	—
Accretion of mezzanine equity	—	52,452	—	—	—	—	(52,452)	—	—	(52,452)
Stock-based compensation expense	—	—	—	—	—	—	7,120	—	—	7,120
Stock option exercises/restricted stock issuances	—	—	—	—	824	—	1,493	—	—	1,493
Cancellation of restricted stock	—	—	—	—	(136)	—	(434)	—	—	(434)
Other comprehensive loss	—	—	—	—	—	—	—	—	(3,193)	(3,193)

Balance at December 29, 2019	46,834	$721,249	102,129	$1	6,273	$—	$23,150	$(480,143)	$(11,150)	$(468,142)

Net loss	—	—	—	—	—	—	—	(346,307)	—	(346,307)
Issuance of Series H redeemable convertible preferred stock, net of issuance costs	21,456	206,665	—	—	1	—	—	—	—	—
Accretion of mezzanine equity	—	130,483	—	—	—	—	(33,044)	(97,439)	—	(130,483)
Stock-based compensation expense	—	—	—	—	—	—	7,697	—	—	7,697
Stock option exercises/restricted stock issuances	—	—	—	—	888	—	3,454	—	—	3,454
Cancellation of restricted stock	—	—	—	—	(223)	—	(1,257)	—	—	(1,257)
Other comprehensive income	—	—	—	—	—	—	—	—	11,601	11,601

Balance at January 3, 2021	68,290	$1,058,397	102,129	$1	6,938	$—	$—	$(923,889)	$451	$(923,437)

See Notes to Consolidated Financial Statements.

TOPGOLF INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Fiscal year ended
	January 3, 2021	December 29, 2019	December 30, 2018
OPERATING ACTIVITIES:
Net loss	$(346,307)	$(114,866)	$(78,506)
Adjustments to reconcile net loss to net cash (used for) provided by operating activities:
Depreciation and amortization	112,279	98,018	77,587
Stock-based compensation	7,697	7,120	6,494
Loss on extinguishment of debt	—	3,474	—
Impairment of long-lived assets	62,555	—	—
Loss on Swing Suite sale	15,533	—	—
Other	5,591	7,060	6,773
Changes in operating assets and liabilities:
Accounts receivable	(1,621)	(9,675)	(15,759)
Prepaid expenses and other assets	6,991	(4,686)	(14,098)
Accounts payable	188	5,335	(2,028)
Accrued expenses and other liabilities	(12,498)	16,474	8,889
Deferred revenue	1,098	6,854	14,365
Deferred occupancy costs	—	—	16,734
Leasing receivables	(6,417)	(25,732)	(14,636)
Operating lease assets and lease liabilities	45,761	27,050	—

Net cash (used for) provided by operating activities	(109,149)	16,426	5,815

INVESTING ACTIVITIES:
Purchases of property and equipment	(68,396)	(238,583)	(188,628)
Acquisition of intangible assets	(3,233)	(2,689)	(170)

Net cash used for investing activities	(71,629)	(241,272)	(188,798)

FINANCING ACTIVITIES:
Proceeds from revolving credit facility	145,000	130,000	—
Proceeds from issuance of long-term debt	27,000	346,500	60,000
Repayments of long-term debt	(4,560)	(333,415)	(13,726)
Payments of debt issuance costs	(5,104)	(11,261)	(517)
Payment of contingent earn-out obligation	(2,033)	(754)	(106)
Payments on finance lease obligations	(3,713)	(1,408)	(225)
Proceeds from issuance of common stock	2,197	1,059	281
Proceeds from issuance of mezzanine equity, net of issuance costs	179,118	100,447	5,569

Net cash provided by financing activities	337,905	231,168	51,276
Effect of exchange rate changes on cash and cash equivalents	358	(73)	(141)
CASH AND CASH EQUIVALENTS:
Net increase (decrease) during the period	157,484	6,249	(131,848)
Beginning balance	37,244	30,995	162,843

Ending balance	$194,728	$37,244	$30,995

Supplemental disclosure of cash flow information:
Cash paid for income taxes, net of refunds	$4,262	$458	$592
Cash paid for interest, net of capitalized interest	43,502	33,245	32,702
Non-cash property and equipment addition due to build-to-suit leases	109,349	139,403	158,222
Non-cash property and equipment reduction due to sale-leaseback	—	(62,196)	(96,504)

See Notes to Consolidated Financial Statements.

TOPGOLF INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except for per share amounts)

NOTE 1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Operations

Topgolf International, Inc. (a Delaware corporation) and subsidiaries (collectively, the “Company” or “Topgolf”) is a global sports and entertainment company. Topgolf has organized its operations into five operating segments:

Venues. Venues includes Topgolf’s company-operated venue operations within the United States. Topgolf venues offer state-of-the-art entertainment facilities with multiple forms of entertainment and are equipped with technology-enabled hitting bays, multiple bars, dining areas and exclusive event spaces. As of January 3, 2021, 58 venues were operating with an additional nine venues under construction.

International. International is comprised of Topgolf’s company-operated venues and franchised venues outside of the United States. As of January 3, 2021, there were three company-operated venues in the United Kingdom and three franchised venues (Australia, Mexico and United Arab Emirates), with one additional company-operated venue (United Kingdom) and one additional franchised venue (Germany) under construction.

Toptracer. Toptracer includes licensing operations with respect to Topgolf’s ball-flight tracking technology to independent driving ranges, as well as broadcast television.

Media. Media includes Topgolf’s World Golf Tour digital golf game, digital content creation and sponsorship operations.

Swing Suite. Swing Suite includes licensing operations with respect to simulated Topgolf and multi-sport experiences in a variety of indoor venues.

Effective October 1, 2020, Topgolf entered into an agreement with Full Swing Golf, Inc. (“Full Swing”), pursuant to which Topgolf sold its portfolio of Swing Suite licenses to Full Swing, and Full Swing assumed Topgolf’s obligations as licensor under the portfolio of Swing Suite licenses then in effect and for future Swing Suite bay installs. Pursuant to the agreement, Full Swing will sell simulators and enter into sublicense agreements directly with end users and Topgolf will license its Swing Suite software to Full Swing for an annual license fee under a SaaS model and will no longer control the simulator assets nor be a party to the agreement between Full Swing and its end users. As consideration for the portfolio of Swing Suite licenses, Full Swing will pay Topgolf 50% of the total monthly recurring license fees collected pursuant to an Existing Customer License Agreement (as defined in the Agreement). In addition, Full Swing will pay Topgolf 20% of the total monthly recurring license fees collected for each Swing Suite software sublicense granted by Full Swing to any future customer during the term of the Agreement. We recorded a loss on the sale of approximately $15,500, primarily related to the write-off of $13,100 of net leasing receivables with existing customers and the write-off of Swing Suite’s remaining net fixed assets and inventory on hand. The loss was recorded in Other expenses in Topgolf’s consolidated statements of operations. See additional information in Note 4.

COVID-19 Pandemic

In December 2019, a novel strain of coronavirus (“COVID-19”) was first identified, and in March 2020, the World Health Organization categorized COVID-19 as a pandemic. In response to the ongoing COVID-19 pandemic, various domestic and international governmental bodies have issued COVID-19 Orders ordering the closure of non-essential business establishments, mandating or recommending that residents “stay at home” other than in the case of limited exceptions, suspending alcohol sales for certain establishments, limiting occupancy, ordering the implementation of social distancing measures in business establishments and mandating health screens and face coverings for employees and customers.

In compliance with guidance and orders issued by federal, state and local governments to combat the spread of the pandemic, Topgolf temporarily closed all company-operated domestic venues effective March 18, 2020. Topgolf’s international company-operated venues were temporarily closed effective March 20, 2020. In May 2020, Topgolf initiated phased reopening of its venues to the public with limited operating hours and menu offerings. As of January 3, 2021, all but seven of Topgolf’s company-operated domestic and international venues, as well as its international franchised venues, were open to the public.

During fiscal year 2020, the Company deferred the payment of $13,500 of employer social security taxes as permitted under the Coronavirus Aid, Relief, and Economic Security Act. The Company is permitted to defer the employer share of social security taxes otherwise owed on dates beginning March 27, 2020 and ending December 31, 2020. Half of the total deferred payments are payable on December 31, 2021 and are included in Accrued expenses in the consolidated balance sheets. The remaining half of the total deferred payments are payable on December 31, 2022 and are included in Other long-term liabilities in the consolidated balance sheets.

Principles of Consolidation

The accompanying consolidated financial statements reflect the financial position and operating results of the Company and its wholly owned subsidiaries. Investments in entities that Topgolf does not control, but has the ability to exercise significant influence over operating and financial policies, are accounted for under the equity method. The cost method is used to account for investments in entities that Topgolf does not control and for which we do not have the ability to exercise significant influence over operating and financial policies. Intercompany transactions and balances have been eliminated. The consolidated balance sheets and the consolidated statements of operations, comprehensive income(loss), cash flows and stockholders’ deficit are presented in conformity with accounting principles generally accepted in the United States (“GAAP”). Certain prior period balances have been reclassified to conform to the current period presentation.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires the Company to make certain estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. The Company’s significant estimates include determining the nature and timing of satisfaction of performance obligations as it relates to revenue recognition, estimates for impairment of goodwill and long-lived assets, useful lives of property and equipment, determining the incremental borrowing rate for operating leases, fair value of stock-based compensation and deferred tax valuation allowances. The Company has evaluated subsequent events through September 15, 2021, the date which the consolidated financial statements were available to be issued.

Fiscal Year

The Company operates on a 52 or 53 week fiscal year ending on the Sunday closest to December 31. All references to (i) fiscal year 2020 relate to the fifty three weeks ended January 3, 2021, (ii) fiscal year 2019 relate to the fifty two weeks ended December 29, 2019 and (iii) fiscal year 2018 relate to the fifty two weeks ended December 30, 2018.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents. Certain cash balances are subject to restrictions related to leasing letters of credit or construction escrow. The Company had no restricted cash as of January 3, 2021 or December 29, 2019.

Accounts Receivable, net

The Company’s accounts receivable primarily represents amounts due from third-party sales processors. The Company assesses the collectability of all receivables on an ongoing basis and establishes an allowance for doubtful accounts, if necessary. Factors such as payment terms, historical loss experience and economic conditions are generally considered in determining the allowance for doubtful accounts. Included in accounts receivable, net is an allowance for doubtful accounts of $32 as of January 3, 2021 and $193 as of December 29, 2019.

Other Current Assets

Other current assets consist primarily of prepaid expenses, inventories, current portion of leasing receivables and golf balls and gameplay items. Inventories are stated at weighted average cost and consist primarily of food and beverage products and retail merchandise. The Company assesses the collectability of all receivables on an ongoing basis and establishes an allowance for doubtful accounts, if necessary. Factors such as payment terms, historical loss experience and economic conditions are generally considered in determining the allowance for doubtful accounts. Current portion of leasing receivables are stated net of an allowance for doubtful accounts of $28 as of January 3, 2021 and $1,339 as of December 29, 2019. Golf balls and gameplay items are expensed over their useful lives (less than one year) once they are placed into service.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the property and equipment. Amortization of leasehold improvements is computed using the estimated useful life of the assets or the term of the lease, whichever is shorter. Buildings capitalized in conjunction with deemed landlord financing are depreciated, less residual value, over 20 years.

Depreciable lives by asset classification are as follows:

Asset Description	Life (years)
Buildings and building improvements	5-40
Leasehold improvements	5-20
Furniture, fixtures and equipment	3-10
Software	3

Repairs and maintenance are charged to expense when incurred. Expenditures that substantially increase the useful lives of the property and equipment are capitalized. Upon sale or retirement, the related cost and accumulated depreciation are removed from the respective accounts, and any resulting gain or loss is included in operating income.

Intangible Assets, net

Developed technology. In connection with the Company’s acquisitions in fiscal year 2016, it acquired technology consisting of (i) World Golf Tour, Inc.’s online platform that enables users to play web and mobile games and (ii) Topgolf Sweden’s unique technology capable of tracking the flight of a golf ball in a camera feed with added graphics to make the ball’s flight visible on screen. Developed technology is amortized on a straight-line basis over the estimated economic life of 8 years. The weighted average remaining useful life of developed technology was 3.1 years as of January 3, 2021.

Other definite-lived intangible assets. Other definite-lived intangible assets include primarily patents, trade names, customer relationships, and easements. Other definite-lived intangible assets are amortized on a straight-line basis over their estimated economic lives ranging from one to 20 years. The weighted average remaining useful life of other definite-lived intangible assets was 3.9 years as of January 3, 2021.

Impairment of Long-lived Assets

Long-lived assets, such as property and equipment, operating lease assets, intangibles and cost method investments, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset.

During fiscal year 2020, reduced operating capacity and guest visits, combined with sustained closure of the Company’s venues, as a result of the COVID-19 pandemic prompted the Company to update the impairment analysis of company-operated venues with updated assumptions on long-term venue profitability. As a result, the Company recognized an impairment charge of $62,555 at four of its venues during fiscal year 2020. Of the total impairment charge, $33,042 was attributed to operating lease right-of-use assets and $29,513 was attributed to property and equipment. The asset impairment charge is included in Other expenses on the Company’s consolidated statements of operations. The fair values of assets were determined using an income-based approach and are classified as Level 3 within the fair value hierarchy. Significant inputs include projections of future cash flows, discount rates, venue sales and profitability. In conjunction with permanent venue closures described in Note 12, the Company recorded impairment charges of $6,259 in fiscal year 2019. No impairment charges related to long-lived assets were recorded in fiscal year 2018.

Goodwill

Goodwill is carried at cost and evaluated annually for impairment, or more frequently if circumstances exist that indicate impairment may exist. When evaluating goodwill for impairment, the Company may first perform a qualitative assessment to determine whether it is more likely than not that impairment exists. If this qualitative assessment is performed and results in a conclusion that it is not more likely than not that impairment exists, then no further testing is performed. If the qualitative assessment is not conclusive or not performed, then a quantitative impairment analysis is performed. The quantitative impairment test requires the comparison of the fair value of a reporting unit to its carrying value. If the carrying amount of a reporting unit exceeds its fair value, the Company recognizes an impairment loss in an amount equal to that excess. Based upon a quantitative review of the Company’s recorded goodwill balances during the fourth quarter of each respective fiscal year, the Company concluded that goodwill was not impaired in fiscal year 2020, fiscal year 2019 or fiscal year 2018.

Revenue Recognition

Revenue consists of food and beverage, gameplay and other revenue streams. In accordance with the provisions of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (“ASC 606”), the Company recognizes revenue as promised goods or services transfer to the guest or customer in an amount that reflects the consideration the Company expects to be entitled in exchange for those goods or services.

Food and beverage revenue. Food and beverage revenue includes the sale of food and beverage products to the Company’s guests.

Food and beverage revenue is recognized when the products are sold. Event deposits received from guests attributable to food and beverage purchases are deferred and recognized as revenue when the event is held. Food and beverage revenues are presented net of discounts. All sales taxes collected from guests are excluded from revenue in the consolidated statements of operations and the obligation is included in accrued expenses on the Company’s consolidated balance sheets until the taxes are remitted to the appropriate taxing authorities.

Gameplay revenue. Gameplay revenue includes (i) fees charged for gameplay and the sale of game credits to guests, (ii) game credit breakage (as defined below), (iii) membership fees received from guests and (iv) revenues earned through the Company’s digital golf game.

Fees charged for gameplay are recognized at the time of purchase. Event deposits received from guests attributable to gameplay purchases are deferred and recognized as revenue when the event is held. Purchases of game credits are deferred and recognized as revenue when (i) the game credits are redeemed by the guest or (ii) the likelihood of the game credits being redeemed by the guest is remote (“game credit breakage”). The Company uses historic game credit redemption patterns to determine the likelihood of game credit redemption. Game credit breakage is recorded consistent with the historic redemption pattern.

Membership fees received from guests are deferred and recognized as revenue over the estimated life of the associated membership.

The Company’s digital golf game is a live service that allows players to play for free via web and mobile gaming platforms. Within the digital golf game, players can purchase virtual currency to obtain virtual goods to enhance their game-playing experience. Revenues from purchases of virtual currency is deferred at the point of purchase and recognized as revenue over the average life of a player, determined using historic gameplay activity patterns.

Other revenue. Other revenue primarily includes (i) gift card breakage (as defined below), (ii) sponsorship contracts, (iii) franchise agreements for international venues, (iv) leasing revenue, (v) sales of retail merchandise, and (vi) non-refundable deposits received for reservations.

The Company sells gift cards that can be redeemed for food and beverage or gameplay and have no expiration date. A liability is initially established for the cash value of the gift card. The Company recognizes revenue from gift cards when (i) the card is redeemed by the guest or (ii) the likelihood of the gift card being redeemed by the guest is remote (“gift card breakage”). The Company uses historic gift card redemption patterns to determine the likelihood of a gift card’s redemption. Gift card breakage is recorded consistent with the historic redemption pattern.

The Company enters into sponsorship contracts that provide advertising opportunities to market to Topgolf guests in the form of custom displays, lobby displays, digital and print posters and other advertising at Topgolf venues and on Topgolf websites. Sponsorship contracts are typically for a fixed price over a specified length of time and revenue is generally recognized ratably over the contract period unless there is a different predominate pattern of performance.

The Company enters into international development agreements that grant franchise partners the right to develop, open and operate a certain number of venues within a particular geographic area. The franchise partner may be required to pay a territory fee upon entering into a development agreement and a franchise fee for each developed venue. The franchisee will also pay ongoing royalty fees based upon a percentage of sales. The initial franchise term provided for each venue generally ranges from 15 to 20 years and provides the option for renewal. The franchise of each individual venue within an arrangement represents a single performance obligation. Therefore, territory fees and franchise fees for each arrangement are allocated to each individual venue and recognized over the term of the respective franchise agreement, including renewal options. Revenue from sales-based royalties are recognized as the related sales occur. The franchisee may also purchase Topgolf-specific equipment and supplies from the Company to be used at the licensed venue. The Company has determined that it is the principal in these transactions and record the related revenue and cost of goods sold on a gross basis.

With respect to Topgolf’s Toptracer operations, the Company enters into various license agreements that provide software and hardware to driving ranges and hospitality and entertainment venues. Refer to Note 11 for additional information with respect to leasing revenue and lessor accounting.

Other miscellaneous revenue such as sales of the Company’s retail merchandise and non-refundable deposits received for reservations are recognized at the time of purchase.

Cost of Goods Sold

Cost of goods sold primarily consists of food and beverage costs, retail merchandise costs, hardware costs with respect to license agreements classified as sales-type leases and transaction fees with respect to in-app purchases within Topgolf’s digital golf game. Cost of goods sold excludes all labor and benefits costs.

Operating Labor and Benefits

Operating labor and benefits consists of salaries and wages, bonuses, commissions, payroll taxes, stock-based compensation and other associate costs that directly support the operations of the Company’s business lines.

Other Operating Expenses

Other operating expenses consist of rent and occupancy, marketing, supplies, credit card fees and other costs that directly support the operations of the Company’s business lines.

General and Administrative Expenses

General and administrative expenses primarily consist of personnel, facilities and professional expenses, including stock-based compensation expenses, for the various departments of the Company’s corporate offices, as well as consulting, legal and other professional services expenses.

Income Taxes

The provision for income taxes is determined using the asset and liability approach. Tax laws require items to be included in tax filings at different times than the items are reflected in the financial statements. A current liability is recognized for the estimated taxes payable for the current year. Deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. Deferred taxes are adjusted for enacted changes in tax rates and tax laws. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. The Company has recorded a valuation allowance of $215,175 as of January 3, 2021 and $127,445 as of December 29, 2019.

The Company applies a comprehensive model for the financial statement recognition, measurement, classification and disclosure of uncertain tax positions. In the first step of the two-step process, the Company evaluates the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. In the second step, the Company measures the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. As of January 3, 2021, the Company determined that there are no uncertain tax positions. Penalties and interest are recognized as tax expense.

Advertising Costs

Advertising production costs are charged to expense when the advertisement is first run. Other advertising costs are expensed as incurred. The Company expensed advertising costs of $24,718 for fiscal year 2020, $57,836 for fiscal year 2019 and $39,930 for fiscal year 2018.

Foreign Currency Translation

The Company’s foreign operations generally use their local currency as their functional currency. Assets and liabilities are translated at exchange rates in effect at the balance sheet date. Income and expense accounts are translated at the average exchange rates during the year. Resulting translation adjustments are reported as a component of other comprehensive income(loss) and recorded in accumulated other comprehensive income(loss) on the Company’s consolidated balance sheets.

Other Comprehensive Income(Loss)

Other comprehensive income(loss) consists of foreign currency translation adjustments and adjustments for fluctuations in the fair value of the Company’s financial instruments designated for hedge accounting. These amounts, along with net loss, constitute total comprehensive income(loss) on the Company’s consolidated statements of comprehensive income(loss). All components are shown net of tax.

Newly Adopted Accounting Pronouncements

In June 2016, the FASB issued ASU no. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, to replace the incurred loss impairment methodology under current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The Company was required to use a forward-looking expected credit loss model for accounts receivables, loans, and other financial instruments. The Company adopted this standard on December 30, 2019 using a modified retrospective basis. The adoption of this guidance did not have a material impact on the carrying value of the Company’s accounts receivable or leasing receivables.

In August 2018, the FASB issued ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. The standard aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The amortization period of these implementation costs would include periods covered under renewal options that are reasonably certain to be exercised. The expense related to the capitalized implementation costs would also be presented in the same financial statement line item as the hosting fees. The Company adopted this standard on December 30, 2019 on a prospective basis. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

NOTE 2. MERGER WITH CALLAWAY GOLF COMPANY

On October 27, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Callaway Golf Company (“Callaway”) and 51 Steps, Inc. (“Merger Sub”), a direct, wholly-owned subsidiary of Callaway, pursuant to which Merger Sub will merge with and into Topgolf, with Topgolf surviving the merger as a wholly-owned subsidiary of Callaway (the “Merger”). The Merger closed on March 8, 2021.

Callaway currently estimates that it will issue approximately 90,000 shares of its common stock to the stockholders of Topgolf (excluding Callaway) for 100% of the outstanding equity of Topgolf. The shares of Callaway common stock to be issued to Topgolf stockholders pursuant to the Merger Agreement will be calculated using an exchange ratio based on (i) an equity value of Topgolf of approximately $1.986 billion and (ii) a price per share of Callaway common stock fixed at $19.40.

As of January 3, 2021, Callaway held approximately 14.3% of Topgolf’s outstanding shares. Immediately after the Merger, Callaway stockholders as of immediately prior to the Merger are expected to own approximately 51.5% of the outstanding shares of the combined company on a fully-diluted basis and former Topgolf stockholders, other than Callaway, are expected to own approximately 48.5% of the outstanding shares of the combined company on a fully-diluted basis, subject to certain assumptions. Following the completion of the Merger, Callaway will also assume Topgolf’s outstanding net indebtedness. The Merger Agreement further provides that, upon termination of the Merger Agreement under specified circumstances, either party may be required to pay the other party a termination fee of $75,000.

NOTE 3. REVENUE

Disaggregation of revenue is as follows:

	Fiscal year ended
	January 3, 2021	December 29, 2019	December 30, 2018
Venues:
Food and Beverage	$233,993	$329,174	$272,383
Gameplay	242,692	311,155	263,201
Events	118,216	278,063	225,589
Other	29,316	39,973	23,764

Venues	624,217	958,365	784,937
Other business lines	92,065	102,424	78,316
Other unallocated	(88)	(880)	(1,057)

Total	$716,194	$1,059,909	$862,196

Customer contract liabilities are as follows:

	January 3, 2021	December 29, 2019
Current liabilities:
Deferred revenue - current	$64,401	$63,654
Other long-term liabilities:
Deferred revenue - long-term	3,386	2,604

Deferred revenue - current primarily includes (i) revenue associated with membership fees and event deposits received from guests, (ii) purchases of game credits by guests, (iii) purchases of gift cards by guests and (iv) player purchases of virtual currency in Topgolf’s digital golf game.

Deferred revenue - long-term includes franchise partners revenue associated with upfront territory fees and upfront franchise fees received from international franchise partners. The Company expects to recognize this amount as revenue over a long-term period, as the franchise term for each venue generally ranges from 15 to 20 years and provides the option for renewal. This amount excludes any variable consideration related to sales-based royalties.

In accordance with optional exemptions available under ASC 606, the Company did not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts for which variable consideration relates entirely to an unsatisfied performance obligation.

NOTE 4. COST METHOD INVESTMENTS

In April 2017, the Company made a strategic investment in Full Swing Golf Holdings, Inc. (“FSG Holdings”), a worldwide leader in indoor golf simulation technology with patented dual-tracking technology which delivers golf ball tracking data and measures ball flight indoors. As of January 3, 2021, Topgolf held a 20% interest in FSG Holdings and the investment had a carrying value of $7,250.

In addition, the Company has entered into various joint venture agreements (the “International Joint Ventures”) for the purposes of developing, opening and operating franchised Topgolf venues internationally. As of January 3, 2021, Topgolf held a less than 5% interest in each of the International Joint Ventures and the investments had a carrying value of $425 on a combined basis.

Any subsequent dividend income received from the Company’s cost method investments will be recorded in earnings. During fiscal year 2020, the Company received no dividends from its cost method investments.

NOTE 5. FAIR VALUE MEASUREMENTS

Fair value is defined as the price that the Company would receive to sell an asset or pay to transfer a liability (an exit price) in an orderly transaction between market participants on the measurement date. In determining fair value, GAAP establishes a three-level hierarchy used in measuring fair value, as follows:

•	Level 1 inputs are quoted prices available for identical assets and liabilities in active markets.

•

Level 2 inputs are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets or other inputs that are observable or can be corroborated by observable market data.

•	Level 3 inputs are less observable and reflect The Company’s own assumptions.

The following table shows the Company’s financial assets and liabilities that are required to be measured at fair value on a recurring basis on its consolidated balance sheets:

	Fair Value Hierarchy	January 3, 2021	December 29, 2019
Other current liabilities:
Contingent earn-out obligation	Level 3	$3,515	$2,033
Other long-term liabilities:
Contingent earn-out obligation	Level 3	5,401	10,659
Stock warrant liability	Level 2	2,139	1,931

The Company issued a stock purchase warrant to a private equity investor in July 2016 for 305 shares of Series E preferred stock. The warrant is exercisable at a price of $11.09 per share and has a term of 10 years. The stock warrant liability is recorded at fair value using the Black-Scholes pricing model, which requires inputs such as the expected term of the warrant, volatility and risk-free interest rate. These significant inputs to the option pricing model are updated as applicable and the carrying value of the obligation is adjusted to its estimated fair value at each reporting date. Changes in the fair value of the stock warrant liability are recorded within other expenses in the Company’s consolidated statements of operations.

The Company recorded a contingent earn-out obligation in connection with its acquisition of Topgolf Sweden in fiscal year 2016. Contingent earn-out payments are based on the number of driving range bays utilizing the acquired golf ball flight tracking technology at the end of each calendar year from 2017 through 2021. The fair value of the contingent earn-out obligation was estimated as of the Topgolf Sweden acquisition date using a valuation model that measured the present value of the probable cash payments based upon the projected installation schedule of the acquired technology and a discount rate that captured the risk associated with the obligation. The Company updates its assumptions based on new developments and adjusts the carrying value of the obligation to its estimated fair value at each reporting date. Significant increases or decreases in any of the inputs would result in a significantly lower or higher fair value measurement. Changes in the fair value of the contingent earn-out obligation are recorded within other expenses in the Company’s consolidated statements of operations.

Changes in Level 3 financial instruments were as follows:

Contingent Earn-Out Obligation
Balance, December 30, 2018	$13,748
Change in fair value	(302)
Payments	(754)

Balance, December 29, 2019	12,692
Change in fair value	(1,729)
Payments	(2,047)

Balance, January 3, 2021	$8,916

The carrying values of cash and cash equivalents, accounts receivable, other current assets, accounts payable and accrued expenses approximate fair value due to their short maturities.

The Company determined the fair value of long-term debt on a non-recurring basis, which results are summarized as follows:

		January 3, 2021		December 29, 2019
	Fair Value Hierarchy	Carrying Value	Fair Value	Carrying Value	Fair Value
Long-term debt:
Revolving Credit Facility	Level 2	$160,000	$160,000	$15,000	$15,000
Term Loan Facility	Level 2	343,875	337,198	347,375	347,375
Mortgage loans	Level 2	46,848	51,324	47,242	51,780

The carrying amount of the Revolving Credit Facility (as defined in Note 10) approximates its fair value because the applicable interest rate is adjusted regularly based on current market conditions. The fair value of the Term Loan Facility (as defined in Note 10) is based on quoted market rate from the lender. The fair value of mortgage loans is estimated using a discounted cash flow method.

NOTE 6. OTHER CURRENT ASSETS

The components of other current assets are as follows:

	January 3, 2021	December 29, 2019
Prepaid expenses	$16,209	$16,819
Inventories	14,289	15,798
Leasing receivables, net	8,316	13,396
Golf balls and gameplay items	8,519	11,840
Other	4,579	7,131

Total	$51,912	$64,984

NOTE 7. PROPERTY AND EQUIPMENT, NET

The components of property and equipment are as follows:

	January 3, 2021	December 29, 2019
Land	$24,576	$29,579
Buildings and building improvements	366,280	302,503
Leasehold improvements	164,860	144,606
Furniture, fixtures and equipment	368,816	335,767
Software	57,244	33,408
Construction in progress	221,276	232,029

Total cost	1,203,052	1,077,892
Less: accumulated depreciation	(344,557)	(248,103)

Property and equipment, net	$858,495	$829,789

For venues where the Company is deemed to be the accounting owner, the Company has capitalized leased assets related to transactions accounted for as financings and included the amounts within the table above. The Company has determined that it is the accounting owner of seven landlord buildings under deemed landlord financing as of January 3, 2021 and four landlord buildings as of December 29, 2019.

Depreciation expense for the above property and equipment was $101,803 for fiscal year 2020, $90,152 for fiscal year 2019 and $71,796 for fiscal year 2018.

NOTE 8. GOODWILL AND INTANGIBLE ASSETS

Changes in the carrying value of goodwill is as follows:

Goodwill
Balance, December 30, 2018	$67,231
Foreign currency translation adjustment	(1,781)

Balance, December 29, 2019	65,450
Foreign currency translation adjustment	5,769

Balance, January 3, 2021	$71,219

The components of intangible assets are as follows:

	January 3, 2021
	Gross Carrying Value	Accumulated Amortization	Net Book Value
Definite-lived intangible assets:
Developed technology	$30,493	$(18,445)	$12,048
Other definite-lived intangible assets	24,056	(17,399)	6,657
Indefinite-lived intangible assets	5,674	—	5,674

Total	$60,223	$(35,844)	$24,379

	December 29, 2019
	Gross Carrying Value	Accumulated Amortization	Net Book Value
Definite-lived intangible assets:
Developed technology	$28,710	$(13,816)	$14,894
Other definite-lived intangible assets	20,384	(15,554)	4,830
Indefinite-lived intangible assets	5,422	—	5,422

Total	$54,516	$(29,370)	$25,146

Amortization expense related to definite-lived intangible assets was $4,814 for fiscal year 2020, $5,190 for fiscal year 2019 and $5,791 for fiscal year 2018. Estimated annual amortization expense for the next five years and thereafter is as follows:

2021	$4,818
2022	4,816
2023	4,814
2024	1,661
2025	1,024
Thereafter	1,197

NOTE 9. ACCRUED EXPENSES

The components of accrued expenses are as follows:

	January 3, 2021	December 29, 2019
Accrued payroll and related expenses	$26,727	$43,777
Accrued operating expenses	27,806	32,505
Accrued property and equipment	12,751	30,078
Accrued taxes	22,605	20,140

Total accrued expenses	$89,889	$126,500

NOTE 10. LONG-TERM DEBT

The components of long-term debt are as follows:

	January 3, 2021	December 29, 2019
Revolving Credit Facility	$160,000	$15,000
Term Loan Facility	343,875	347,375
Mortgage loans	46,848	47,242

Total debt	550,723	409,617
Less: unamortized debt issuance costs	(7,492)	(6,568)
Less: unamortized original issuance discount	(2,539)	(3,048)
Less: current portion of long-term debt	(3,906)	(3,894)

Long-term debt	$536,786	$396,107

Credit Facilities

On February 8, 2019, the Company entered into an amended and restated credit agreement, which provided for:

•	a $350,000 term loan facility (the “Term Loan Facility”); and

•	a $175,000 revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Credit Facilities”).

The credit agreement governing the Credit Facilities was amended on September 17, 2020 (the “Amended Credit Agreement”). In particular, due to the impact of the COVID-19 pandemic, Topgolf was forecasting that it would not be in compliance with the financial maintenance covenant under the credit agreement as of September 17, 2020. Topgolf’s lenders agreed to waive or provide increased flexibility to compliance with the financial maintenance covenant under the Amended Credit Agreement until June 2022 and, as part of that amendment, required Topgolf to raise $180,000 in equity financing. At January 3, 2021, the outstanding balance under the Term Loan Facility was $343,875. At January 3, 2021, Topgolf had outstanding borrowings of $160,000 under the Revolving Credit Facility, $11,121 of outstanding letters of credit and $3,879 of unused borrowing availability.

Borrowings under the Credit Facilities accrue interest at a rate per annum equal to, at Topgolf’s option, either (a) an alternate base rate determined by reference to the highest of (1) the prime rate of JPMorgan Chase Bank, N.A. (the administrative agent), (2) the federal funds effective rate plus 0.50%, (3) the adjusted one-month LIBOR rate plus 1.00%, and (4) 1.750%, or (b) an adjusted LIBOR rate (for a period equal to the relevant interest period) (which shall not be less than 0.75%), in each case plus an applicable margin. The applicable margin for loans under the Term Loan Facility (a) prior to September 17, 2020 was 4.50% with respect to alternate base rate borrowings and 5.50% with respect to LIBOR borrowings and (b) on and after September 17, 2020 is 5.25% with respect to alternate base rate borrowings and 6.25% with respect to LIBOR borrowings The applicable rate for the Revolving Credit Facility loans is 3.00% with respect to alternate base rate borrowings and 4.00% with respect to LIBOR borrowings subject to two stepdowns of 0.25% per annum upon achievement of specified first lien leverage ratio levels. As of January 3, 2021 the interest rate on the outstanding borrowings pursuant to the Term Loan Facility was 7.00% and the weighted-average interest rate on the outstanding borrowings pursuant to the Revolving Credit Facility was 4.25%. In addition, Topgolf is required to pay a commitment fee under the Revolving Credit Facility based upon the first lien leverage ratio (as defined in the Credit Agreement) at a rate of up to 0.50% per annum, subject to two stepdowns of 0.125% per annum upon achievement of specified first lien leverage ratio levels. Topgolf must also pay customary letter of credit fees and agency fees.

The Term Loan Facility is payable in quarterly installments of 0.25% of the principal amount per quarter. The remaining unpaid balance on the Term Loan Facility, together with all accrued and unpaid interest thereon, is due and payable on February 8, 2026. Outstanding borrowings under the Revolving Credit Facility do not amortize and are due and payable on February 8, 2024.

In addition, the terms of the Credit Facilities require Topgolf and its subsidiaries to maintain on a quarterly basis a total leverage ratio (measured on a trailing four-quarter basis) less than or equal to 5.50:1.00. The Amended Credit Agreement (i) suspends the total leverage ratio financial covenant through and including the fiscal quarter ending on or about March 31, 2022 and (ii) provides for an increased level of 7.75:1.00 for the fiscal quarter ending on or about June 30, 2022, in each case unless Topgolf elects to restore the 5.50:1.00 total leverage ratio test (and eliminate the restrictions in the Amended Credit Agreement that apply during the period of relief) at an earlier date. Until Topgolf demonstrates compliance with the 5.50:1.00 total leverage ratio test for the period ending on or about September 30, 2022 (or terminate the period of relief at an earlier date after demonstrating compliance with the 5.50:1.00 total leverage ratio test), Topgolf and its restricted subsidiaries are required to maintain unrestricted cash on hand and/or availability under the Revolving Credit Facility of not less than $30,000. The agreement governing the Credit Facilities also contains certain customary representations and warranties and affirmative covenants, and certain reporting obligations.

2020 Senior Secured Notes

On May 27, 2020, Topgolf entered into a note purchase agreement with certain investors which provided for an initial issuance of $33,750 of senior secured notes (the “Notes”). The Notes accrued interest at a rate per annum equal to, at Topgolf’s option, either (a) an alternate base rate determined by reference to the highest of (1) the prime rate published in the Wall Street Journal, (2) the federal funds effective rate plus 0.50%, (3) the adjusted one-month LIBOR rate plus 1.00%, and (4) 1.00%, or (b) an adjusted LIBOR (for a period equal to the relevant interest period), in each case plus an applicable margin. The applicable margin for the Notes was 4.50% with respect to alternate base rate notes and 5.50% with respect to LIBOR notes. Interest in respect of the Notes was payable in kind. The Notes were due and payable in full on February 8, 2026. On or about September 24, 2020, the Notes were contributed to the Company in exchange for 3,441 shares of Series H redeemable convertible preferred stock.

2016 Credit Facilities

On August 26, 2016, the Company entered into a credit agreement (the “2016 Credit Agreement”) and related security and other agreements that provided the Company with a $175,000 term loan facility (the “2016 Term Loan Facility”) and a $100,000 revolving credit facility (the “2016 Revolving Credit Facility” and, together with the 2016 Term Loan Facility, the “2016 Credit Facilities”). On July 2, 2018, the Company entered into a second amendment to the 2016 Credit Agreement which provided the Company with incremental term loans in an aggregate principal amount of $60,000. All related obligations outstanding under the 2016 Credit Facilities were repaid on February 8, 2019 with the commencement of the Credit Facilities. Associated with repayment, the Company recorded a loss on extinguishment of debt of $3,474 in the first quarter 2019 which is included within interest expense on the consolidated statements of operations.

Mortgage Loans

Between May 2013 and September 2015, the Company entered into three mortgage loans related to the construction of three venues. The loans bear annual interest rates ranging from 9.75% to 11.31% and require either monthly (i) principal and interest payments or (ii) interest only payments until their maturity dates, which range from July 2033 to July 2036. For loans requiring monthly interest only payments, the entire unpaid principal balance and any unpaid accrued interest is due on the maturity date. The mortgage loans are secured by the assets of each respective venue.

Maturities of Long-term Debt

At January 3, 2021, maturities of long-term debt are as follows:

2021	$3,941
2022	3,994
2023	4,052
2024	164,118
2025	4,192
Thereafter	370,426

NOTE 11. LEASES

Lessee Accounting

Operating leases. The Company leases real estate, primarily with respect to its company-operated venue operations, as well as office space under non-cancelable operating leases with terms expiring at various dates through fiscal year 2041. The Company’s leases generally have terms of five to 30 years, contain various renewal options and escalation clauses that increase the rent payments over the lease term.

Rent expense is recognized on a straight-line basis over the lease term. The lease term commences on the date the Company takes control or possession of the land or building.

Certain of the Company’s leases require the payment of property taxes and insurance. In addition to minimum lease payments, certain leases may require an additional contingent rent payment based on percentage of sales greater than certain specified threshold amounts. The Company recognizes contingent rent expense when it is probable that sales thresholds will be reached during the fiscal year.

Operating lease right-of-use assets and liabilities are as follows:

	January 3, 2021	December 29, 2019
Operating lease assets	$859,532	$918,481
Current portion of operating lease liabilities	29,370	23,809
Operating lease liabilities	998,472	984,178

The components of lease expense are as follows:

		Fiscal Year ended
	Classification	January 3, 2021	December 29, 2019
	Other operating expenses
Operating lease cost	General and administrative expenses Other expenses	$116,347	$114,411
Short-term lease cost	Other operating expenses General and administrative expenses	2,065	2,252
Variable lease cost	Other operating expenses	203	2,388

Total lease cost		$118,615	$119,051

In response to the COVID-19 pandemic, the Company renegotiated certain venue lease agreements in the fiscal year ended 2020 to obtain rent relief in an effort to partially offset the negative financial impacts. On April 10, 2020, the FASB staff issued a question-and-answer document outlining guidance for lease concessions provided to lessees in response to the effects of the COVID-19 pandemic. This guidance allows lessees to make an election not to evaluate whether a lease concession provided by a lessor should be accounted for as a lease modification in the event the concession does not result in a substantial increase in the rights of the lessor or the obligations of the lessee. The Company elected this practical expedient in its accounting for any lease concessions provided in connection with its renegotiated lease agreements that did not result in a substantial increase in the rights of the lessor or obligations to the lessee. As a result of this election, the Company has deferred the payment of approximately $37,000 in lease costs as of January 3, 2021 with payback periods generally beginning in January 2022.

As of January 3, 2021, the weighted-average remaining lease term for operating leases was 15.8 years and the weighted average discount rate for operating leases was 8.97%. Operating cash flows from operating leases for fiscal years 2020 and 2019 was $104,064 and $97,240, respectively, and right-of-use assets obtained in exchange for new operating lease liabilities for fiscal years 2020 and 2019 was $6,468 and $86,638, respectively.

Future minimum lease payments required under operating leases during the next five years and thereafter are as follows:

Operating Leases(a)
2021	$104,563
2022	110,720
2023	111,255
2024	112,919
2025	114,527
Thereafter	1,317,248

Total minimum payments	1,871,232
Less: imputed interest	878,962

Total lease liabilities	$992,270

(a)

Excluded from this table is approximately $35,600 of operating lease concessions deferred in fiscal year 2020 due to the COVID-19 pandemic. Significantly all of these lease concessions will be paid to landlords in fiscal years 2021, 2022 and 2023.

Finance leases. The Company has entered into five leases for equipment which are classified as finance leases. The finance leases have terms ranging from three to five years and do not contain renewal options. Finance lease liabilities of $4,605 as of January 3, 2021 and $8,254 as of December 29, 2019 are included within other current liabilities and other long-term liabilities on the consolidated balance sheets.

Deemed landlord financing. In certain leasing arrangements, due to the Company’s involvement in the construction of leased assets, the Company is considered the owner of the leased assets for accounting purposes. In such cases, in addition to capitalizing the Company’s construction costs, the Company capitalizes the construction costs funded by the landlord related to its leased premises, and also recognizes a corresponding liability for those costs as construction advances during the construction period. Upon completion of the construction and commencement of the lease period, the Company applies sale and leaseback guidance to determine whether the underlying asset should be derecognized. When the application of the sale and leaseback guidance results in a sale, the asset and liability on the Company’s balance sheet are derecognized. Any amounts funded by the landlord in excess of the actual construction costs and leasehold improvements are treated as lease incentives which reduce the related right of use asset and are recognized on a straight-line basis over the lease term. When the application of the sale and leaseback guidance results in a failed sale, the asset remains on the Company’s balance sheet, and the liability is accounted for as a deemed landlord financing obligation. During the fiscal year ended January 3, 2021, three venues were accounted for as sales upon completion of construction, three venues accounted for as failed sales upon completion of construction and one venue was accounted for as a post-opening sale in accordance with ASC 842. The Company has determined that it was the accounting owner of seven landlord buildings under deemed landlord financing as of January 3, 2021 and four landlord buildings as of December 29, 2019.

Deemed landlord financing leases are generally non-cancelable leases with terms expiring at various dates through fiscal year 2040. The Company’s deemed landlord financing leases generally have terms of 20 years and contain various renewal options and escalation clauses that increase the payments over the lease term.

Future minimum lease payments required under deemed landlord financing during the next five years and thereafter are as follows:

Deemed Landlord Financing
2021	$13,127
2022	13,274
2023	13,426
2024	13,722
2025	14,049
Thereafter	222,083

Lessor Accounting

With respect to the Company’s Toptracer and Swing Suite operations, the Company enters into non-cancelable license agreements that provide software and hardware to driving ranges and hospitality and entertainment venues. These license agreements provide the customer the right to use Topgolf-owned software and hardware products for a specified period of time generally ranging from three to five years. The software and hardware are a distinct bundle of goods that are highly interrelated. At the inception of the arrangement, lease classification is assessed which generally results in the license agreements being classified as sales-type leases. Upon lease commencement for sales-type leases, revenue is recognized consisting of initial payments received and the present value of payments over the non-cancellable term. During the fourth quarter of fiscal year 2020, the Company sold its Swing Suite business and wrote-off approximately $13,100 of net leasing receivables as part of that transaction. See Note 1 for further information.

Leasing revenue attributed to sales-type leases was $23,993 for fiscal year 2020, $32,134 for fiscal year 2019 and $15,547 for fiscal year 2018. Leasing receivables related to the Company’s net investment in sales-type leases are as follows:

	Classification	January 3, 2021	December 29, 2019
Leasing receivables, net - current	Other current assets	$8,316	$13,396
Leasing receivables - long term	Other assets	24,689	26,972

Total leasing receivables		$33,005	$40,368

NOTE 12. OTHER EXPENSES

The components of other expenses are as follows:

	Fiscal year ended
	January 3, 2021	December 29, 2019	December 30, 2018
Pre-opening costs	$12,623	$22,377	$24,926
Closure costs	1,038	9,591	—
Remeasurement of contingent earn-out obligation	(1,744)	(302)	2,532
Remeasurement of stock warrant liability	208	294	25
Impairment of long-lived assets (see Note 1)	62,555	—	—
Loss from equity method investment	—	—	810
Loss on Swing Suite’s license portfolio (see Note 1)	15,491	—	—
Consulting, legal settlements and other professional services	17,589	1,750	—

Total	$107,760	$33,710	$28,293

Pre-opening costs include costs associated with activities prior to the opening of a new company-operated venue, including rent, training and recruiting and travel costs for associates engaged in such pre-opening activities.

Closure costs include lease related charges, severance costs and impairment of long-lived assets/other exit costs associated with permanent venue closures. In the fourth quarter of fiscal year 2019, the Company announced the closure of two legacy company-operated venues located in Wood Dale, Illinois and Alexandria, Virginia. The Wood Dale, Illinois venue closed in the fourth quarter of fiscal year 2019 and the Alexandria, Virginia venue closed in the first quarter of fiscal year 2020.

Consulting and professional services primarily consist of consulting and advisory costs with respect to Company financing transactions.

NOTE 13. INCOME TAXES

U.S. and foreign components of net loss before income taxes are as follows:

	Fiscal year ended
	January 3, 2021	December 29, 2019	December 30, 2018
United States	$(334,651)	$(109,777)	$(67,227)
Foreign	(10,629)	(5,288)	(7,002)

Net loss before income taxes	$(345,280)	$(115,065)	$(74,229)

The components of income tax (benefit) expense are as follows:

	Fiscal year ended
	January 3, 2021	December 29, 2019	December 30, 2018
Current:
Federal	$—	$—	$—
State	342	561	657
Foreign	1,176	13	4,048

	1,518	574	4,705

Deferred:
Federal	(474)	491	50
State	(130)	133	16
Foreign	112	(1,397)	(494)

	(491)	(773)	(428)

Income tax (benefit) expense	$1,027	$(199)	$4,277

The components of net deferred tax liabilities are as follows:

	January 3, 2021	December 29, 2019
Deferred tax assets:
Leasing transactions	$291,514	$275,213
Net operating loss carryforwards	92,182	60,452
Tax credits and other carryforwards	22,122	18,175
Interest limitation	17,544	—
Accrued expenses	10,311	6,684
Deferred revenue	7,510	5,690
Other	13,042	11,267

Total	454,225	377,481
Valuation allowance	(215,175)	(127,445)

Total deferred tax assets, net of valuation allowance	239,050	250,036

Deferred tax liabilities:
Leasing transactions	(210,126)	(225,897)
Property and equipment	(26,902)	(24,354)
Intangible assets	(593)	(815)
Other	(2,205)	(237)

Total deferred tax liabilities	(239,826)	(251,303)

Deferred tax liabilities, net	$(776)	$(1,267)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. These timing differences principally consist of net operating losses and basis differences related to leasing transactions and property and equipment. Net deferred tax liabilities are included in other long-term liabilities on the Company’s consolidated balance sheets.

At January 3, 2021, the Company had pre-tax net operating loss carryforwards of $336,198 available for U.S. federal income tax purposes and $219,581 available for state tax purposes. State net operating loss carryforwards of $68 expired in fiscal year 2020 and remaining state net operating loss carryforwards will continue to expire in each future year if unused. The Company’s net operating loss carryforwards for federal tax purposes begin to expire in 2025. Utilization of a portion of these net operating loss carryforwards and credits are subject to annual limitations imposed by the Internal Revenue Code due to ownership changes in historical periods. Certain foreign subsidiaries have pre-tax net operating loss carryforwards totaling $48,328, most of which do not expire. Federal tax credit carryforwards of $22,122 begin to expire in 2025.

A reconciliation between actual income tax (benefit) expense and the amount calculated based on the federal statutory rates is as follows:

	Fiscal year ended
	January 3, 2021	December 29, 2019	December 30, 2018
Income tax benefit at federal statutory rate	$(72,509)	$(24,164)	$(15,588)
State taxes, net of federal income tax benefit	(11,010)	(3,044)	(1,730)
Change in valuation allowance	88,734	29,030	27,980
Nondeductible expenses	1,356	724	1,332
Change in other deferred items	(1,933)	(740)	(6,127)
Effect of foreign income taxes	336	(845)	3,400
Effect of current year and prior year credits	(3,948)	(1,160)	(4,990)

Income tax (benefit) expense	$1,027	$(199)	$4,277

Effective tax rate	0.3%	(0.2)%	5.8%

The Company files income tax returns in the United States federal jurisdiction and various state, local and foreign jurisdictions. The Company closed the audit by the United States for fiscal years 2015 and 2016 but does not have extended statutes in any jurisdictions. With respect to state, local and foreign jurisdictions, with limited exceptions, the Company is no longer subject to income tax audits for fiscal years before 2017. The Company intends to permanently reinvest any undistributed foreign earnings outside the United States. Where foreign earnings are permanently reinvested, no provision for federal income or federal withholding taxes is made. Should the Company have undistributed foreign earnings that are not permanently reinvested, United States income tax expense and foreign withholding taxes will be provided for at the time earnings are generated.

As of January 3, 2021, the Company determined that there are no uncertain tax positions. The Company had no change in its liability for uncertain tax positions, and no penalties and interest were recorded during fiscal year 2020, fiscal year 2019 or fiscal year 2018. The Company has elected to record future penalties and interest within income tax expense. No change regarding uncertain tax positions is anticipated within the next 12 fiscal months.

NOTE 14. MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT

The following table summarizes the Company’s authorized series of preferred stock, the shares issued and outstanding as of January 3, 2021 and the aggregate liquidation preference:

	January 3, 2021
	Shares	Shares Issued	Aggregate Liquidation
	Authorized	And Outstanding	Preference
Series A-1 convertible preferred stock	4,779	3,050	$16,240
Series A-2 convertible preferred stock	980	643	3,939
Series B convertible preferred stock	7,835	7,429	57,737
Series C-1 convertible preferred stock	19,361	19,054	66,609
Series C-2 convertible preferred stock	85,000	71,953	344,493
Series E redeemable convertible preferred stock	28,800	27,869	461,170
Series F redeemable convertible preferred stock	12,375	12,298	219,295
Series G redeemable convertible preferred stock	6,667	6,667	114,273
Series H redeemable convertible preferred stock	21,500	21,456	268,204

Subject to customary anti-dilution adjustments, the preferred shares carry the same voting rights and rights to dividends as the common shares issued. Each share of preferred stock other than Series G preferred stock shall be convertible, at the option of the stockholder, into such number of fully paid and non-assessable shares of common stock as is determined by dividing the original issue price by the then existing conversion price, initially set as the original issue price. Each share of Series G preferred stock shall be convertible, at the option of the stockholder, into such number of fully paid and non-assessable shares of common stock as is determined by dividing $15.00 by the then existing conversion price, initially set at $15.00; provided that, following the closing of any private offering that constitutes a Specified Major Equity Raise (as defined in the Company’s certificate of incorporation), (x) the number of shares into which each share of Series G preferred stock will convert will be determined by dividing the amount necessary to generate an annual internal rate of return of 25% on the original issue price by the then existing conversion price, initially set as the issue price in such Specified Major Equity Raise calculated on an as-converted to common stock basis, and (y) any such conversion will be subject to the Company’s right to redeem the shares in accordance with its certificate of incorporation.

In February 2018, the Company granted a certain member of management 72 shares of Series E preferred stock.

As a result, the Company received $500 and recorded $500 of compensation expense.

In April 2019, the Company presented opportunities to select potential investors to purchase Series F preferred stock. In connection with this offer, the Company raised $610 in exchange for 35 shares of Series F preferred stock.

In November 2019, the Company presented opportunities to existing investors to purchase shares of Series G preferred stock. In connection with this offer, the Company raised $99,837, net of issuance costs, in exchange for 6,667 shares of Series G preferred stock.

In September 2020, the Company presented opportunities to existing investors to purchase shares of Series H preferred stock. In connection with this offer, the Company raised $125,296, net of issuance costs, in exchange for 13,289 shares of Series H preferred stock.

In October 2020, the Company presented opportunities to existing investors to purchase shares of Series H preferred stock. In connection with this offer, the Company raised $24,031, net of issuance costs, in exchange for 2,416 shares of Series H preferred stock.

In December 2020, pursuant to commitments from existing investors to subscribe for certain shares of Series H preferred stock, such existing investors invested an additional $22,868, net of issuance costs, in exchange for 2,295 shares of Series H preferred stock.

Conversion

The Series A-1, A-2, B, C-1 and C-2 preferred shares will automatically convert into common stock immediately upon the closing of a qualifying public stock offering or upon the vote of the holders of a majority of the outstanding shares of the Series A-1, A-2, B, C-1 and C-2 preferred stock voting together as a single class. The Series E preferred shares will automatically convert into common stock upon the earliest to occur of the closing of a qualifying public stock offering, the consummation of a qualifying Deemed Liquidation Event (as defined in the Company’s certificate of incorporation) and the vote of the holders of a majority of the outstanding shares of the Series E preferred stock. The Series F preferred shares will automatically convert into common stock upon the earlier to occur of the consummation of a qualifying public stock offering and the vote of the holders of a majority of the outstanding shares of the Series F preferred stock. The Series G preferred shares and Series H preferred shares will automatically convert into common stock upon the closing of a qualifying public stock offering; provided that no such conversion will occur if the Company delivers a qualifying notice of redemption prior to the closing of such qualifying public stock offering and redeems the shares of Series G preferred stock and/or Series H preferred stock within 10 business days of such closing.

Mezzanine Equity

Series E, Series F, Series G and Series H preferred shares have redemption options available to holders after a certain passage of time. Redeemable shares are classified as mezzanine equity as they are redeemable based on an event that is not solely in the control of the Company. Changes in the carrying value are recognized in additional paid-in-capital.

Series E. At any time following February 2022 (six years after the earliest original issuance date of a Series E preferred share), the holders of a majority of the then outstanding shares of the Company’s Series E preferred stock may deliver a liquidation demand notice to the Company requesting that the Company effect a Series E liquidation event. Within 30 days after its receipt of such notice, the Company shall, at its discretion, elect one of the following actions: (i) redeem the shares at their fair market value, (ii) effect the sale of all of the equity securities of the Company for cash, or (iii) effect a qualified public offering. The Series E preferred shares were initially recorded at their fair value, net of issuance costs and have been subsequently accreted to their redemption amount.

Series F. At any time following November 2022 (five years after the earliest original issuance date of a Series F preferred share), the holders of a majority of the then outstanding shares of the Company’s Series F preferred stock may deliver a liquidation demand notice to the Company requesting that the Company effect a Series F liquidation event. Within 30 days after its receipt of such notice, the Company shall, at its discretion, elect one of the following actions: (i) redeem the shares at their fair market value, (ii) effect the sale of all of the equity securities of the Company for cash, or (iii) effect a qualified public offering. The Series F preferred shares were initially recorded at their fair value, net of issuance costs and have been subsequently accreted to their redemption amount.

Series G. At any time following November 2024 (five years after the earliest original issuance date of a Series G preferred share), the holders of a majority of the then outstanding shares of the Company’s Series G preferred stock may deliver a liquidation demand notice to the Company requesting that the Company effect a Series G liquidation event. Within 30 days after its receipt of such notice, the Company shall, at its discretion, elect one of the following actions: (i) redeem the shares at the Series G Liquidation Amount (as defined below) calculated as of the redemption date, (ii) effect the sale of all of the equity securities of the Company for cash, or (iii) effect a qualified public offering. Shares of Series G preferred stock are redeemable by the Company at any time prior to the 18 month anniversary of the original issuance date of the Series G preferred stock at the then-applicable Series G Liquidation Amount. The Series G preferred shares were initially recorded at their fair value, net of issuance costs and have been subsequently accreted to their redemption amount.

Series H. At any time following September 2025 (five years after the earliest original issuance date of a Series H preferred share), the holders of a majority of the then outstanding shares of the Company’s Series H preferred stock may deliver a liquidation demand notice to the Company requesting that the Company effect a Series H liquidation event. Within 30 days after its receipt of such notice, the Company shall, at its discretion, elect one of the following actions: (i) redeem the shares at the Series H Liquidation Amount (as defined below) calculated as of the redemption date, (ii) effect the sale of all of the equity securities of the Company for cash, or (iii) effect a qualified public offering. Shares of Series H preferred stock are redeemable by the Company at any time after the 36th but prior to the 39 month anniversary of the original issuance date of the Series H preferred stock at the then-applicable Series G Liquidation Amount. The Series H preferred shares were initially recorded at their fair value, net of issuance costs and have been subsequently accreted to their redemption amount.

Liquidation

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, including upon the occurrence of a Deemed Liquidation Event (as defined in the Company’s certificate of incorporation), the holders of each series of preferred stock will receive, in preference to the holders of common stock, an amount per share equal to the per share liquidation preference for such series.

The per share liquidation preference for the Series A-1, Series A-2, Series B and Series C-1 preferred stock is equal to the greater of (x) an amount equal to 7.0% per annum compounded annually on the original issue price for such series, plus the original issue price for such series, plus any declared but unpaid dividends, and (y) the amount per share that would have been payable had all shares of such series been converted into common stock immediately prior to such liquidation, dissolution or winding up.

The per share liquidation preference for the Series C-2, E and F preferred stock is equal to the greater of (x) an amount equal to 8.5% per annum compounded annually on the original issue price for such series, plus the original issue price for such series, plus any declared but unpaid dividends, and (y) the amount per share that would have been payable had all shares of such series been converted into common stock immediately prior to such liquidation, dissolution or winding up.

The per share liquidation preference for the Series G preferred stock (the “Series G Liquidation Amount”) is equal to the greater of (x)(A) at any time on or prior to the 18 month anniversary of the initial issuance of such series, an amount equal to 12.5% per annum compounded annually on the original issue price for such series, plus the original issue price for such series, plus any declared but unpaid dividends, or (B) at any time following the 18 month anniversary of the initial issuance of such series, an amount sufficient to generate an annual internal rate of return of 25% on the original issue price for such series through the applicable date of calculation, and (y) the amount per share that would have been payable had all shares of such series been converted into common stock immediately prior to such liquidation, dissolution or winding up; provided that, at any time following the consummation of any private offering that constitutes a Major Equity Raise (as defined in the Company’s certificate of incorporation), the Series G Liquidation Amount will be equal to the greater of (x) an amount equal to 12.5% per annum compounded annually on the original issue price for such series, plus the original issue price for such series, plus any declared but unpaid dividends, and (y) the amount per share that would have been payable had all shares of such series been converted into common stock immediately prior to such liquidation, dissolution or winding up.

The per share liquidation preference for the Series H preferred stock (the “Series H Liquidation Amount”) is equal to the greater of (x)(A) an amount equal to 1.25 multiplied the original issue price for such series and or (B) an amount sufficient to generate an annual internal rate of return of 25% on the original issue price for such series through the applicable date of calculation, and (y) the amount per share that would have been payable had all shares of such series been converted into common stock immediately prior to such liquidation, dissolution or winding up and (y) the amount per share that would have been payable had all shares of such series been converted into common stock immediately prior to such liquidation, dissolution or winding up.

The holders of the Series H preferred stock and Series G preferred stock (which two series are pari passu as between them) are entitled to payment in full prior to any payment to the holders of the Series F preferred stock, and the holders of the Series F preferred stock are entitled to payment in full prior to any payment to the holders of the Series C-2 or E preferred stock, and the holders of the Series C-2 and E preferred stock are entitled to payment in full prior to any payment to the holders of the Series A-1, A-2, B or C-1 preferred stock. After payment of the liquidation preference to the holders of the preferred stock, the remaining assets of the Company are available for distribution to the holders of common stock on a pro rata basis.

NOTE 15. ACCUMULATED OTHER COMPREHENSIVE INCOME(LOSS)

The following table summarizes the changes in accumulated other comprehensive income(loss) by component (amounts are net of related income taxes):

Unrealized Foreign Currency Translation Gain(Loss)
Balance, December 30, 2018	$(7,957)
Other comprehensive loss	(3,193)

Balance, December 29, 2019	(11,150)
Other comprehensive income	11,601

Balance, January 3, 2021	$451

NOTE 16. STOCK-BASED COMPENSATION

Under the Company’s stock incentive plans, the Company may grant stock options or restricted stock to associates, non-associate directors and outside parties. The maximum number of shares of common stock issuable under the Company’s stock incentive plans is 16,355 shares.

Stock Options

The Company uses the Black-Scholes model as its method of determining fair value of time-based options at the grant date. This fair value is amortized on a straight-line basis over the requisite service periods of the options, which is generally the vesting period. The fair value of stock-based payment awards on the date of grant as determined by the Black-Scholes model is affected by the fair value of the Company’s common shares on the date of the grant as well as other assumptions. Other assumptions utilized in the fair value calculations include the expected stock price volatility over the term of the awards (estimated using peer group companies), the risk free interest rate (based on the U.S. Treasury Note rate over the expected term of the option), the dividend yield (assumed to be zero, as the Company has not paid, nor anticipates paying any cash dividends), expected life (based on the weighted average of the midpoint between the vesting date and end of contractual term) and forfeiture assumptions (assumed to be zero, as the Company recognizes forfeitures as they occur).

The Company used the following assumptions to estimate the fair value for time-based stock options at grant date:

Fiscal year ended
	January 3, 2021	December 29, 2019	December 30, 2018
Expected volatility	32.2% - 40.6%	31.1% - 33.7%	31.5% - 32.9%
Risk-free interest rate	0.4% - 1.4%	1.4% - 2.5%	2.3% - 3.1%
Expected life in years	5.9 - 6.6	5.8 - 6.4	5.7 - 6.3

The Company granted 1,037 and 1,171 time-based options to purchase shares of its common stock during the fiscal years ended 2020 and 2019, which have various vesting tranches over a period of up to four years. The weighted average fair value of time-based options granted during the fiscal year ended January 3, 2021, December 29, 2019 and December 30, 2018 was $4.02, $3.28 and $3.02, respectively. The maximum contractual term of the time-based stock options is 10 years.

The Company granted 200 options to purchase shares of its common stock during fiscal year 2018, which vest upon achievement of specified levels of the Company’s common stock value. The Company utilized a Monte-Carlo simulation model to determine that these options had a weighted average grant date fair value of $0.92 per option.

Compensation expense related to stock options was $3,983 for fiscal year 2020, $5,019 for fiscal year 2019 and $4,641 for fiscal year 2018. As of January 3, 2021, the total unrecognized compensation expense related to stock options was $5,431, which will be recognized over a weighted-average period of 2.1 years.

A summary of stock option activity is as follows:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)
Outstanding at December 30, 2018	7,810	$9.42	7.38
Granted	1,171	13.75
Exercised	(379)	4.07
Forfeited	(283)	12.94

Outstanding at December 29, 2019	8,319	10.15	6.90
Granted	1,037	15.00
Exercised	(704)	5.95
Forfeited	(1,186)	12.98

Outstanding at January 3, 2021	7,466	$10.77	6.40

Exercisable options at end of fiscal year	5,382	$10.06	5.89

Vested options during the fiscal year	2,311	$12.48

The aggregate fair value of stock options vested during fiscal year 2020 was $6,921.

Restricted Stock

The Company granted 290 time-based restricted shares to management personnel during fiscal year 2020. The restricted shares typically have service periods of four years and are expensed ratably over the service period. Unvested restricted shares are generally forfeited by associates who terminate prior to vesting. Each restricted share granted reduces the number of shares available under the Company’s stock incentive plans by one share.

Compensation expense related to restricted shares was $3,134 for fiscal year 2020, $2,101 for fiscal year 2019 and $1,353 for fiscal year 2018. As of January 3, 2021, the total unrecognized compensation expense related to restricted shares was $5,117, which will be recognized over a weighted-average period of 2.3 years.

A summary of restricted stock activity is as follows:

		Weighted Average
	Shares	Fair Value
Unvested at December 30, 2018	497	$9.80
Granted	454	11.63
Forfeited	(93)	10.23
Vested	(138)	9.78

Unvested at December 29, 2019	720	9.80
Granted	290	12.27
Forfeited	(96)	11.01
Vested	(434)	10.72

Unvested at January 3, 2021	480	$11.87

The aggregate fair value of restricted shares vested during fiscal year 2020 was $4,656.

NOTE 17. COMMITMENTS AND CONTINGENCIES

Legal Proceedings

On or about February 22, 2019, Topgolf was notified by the U.S. Department of Labor that it was conducting a regulatory investigation of its labor practices. Topgolf was subsequently notified that the primary subject matter of the investigation relates to Topgolf’s classification of certain associates. During fiscal year 2019, the Company recorded a regulatory settlement reserve of $1,750. During fiscal year 2020, the Company paid $750 to settle the U.S. Department of Labor’s investigation.

The Company is subject to various other legal proceedings that have arisen in the normal course of business. In the opinion of management, these actions, when concluded and determined, will not have a material adverse effect on the financial position or operations of the Company.

The Company maintains a legal reserve for legal cases which are probable of loss and reasonably estimable. The Company’s legal settlement reserve was $3,529 as of January 3, 2021 and $3,000 as of December 29, 2019, which is inclusive of the matters discussed above.

Guarantees

As of January 3, 2021, the Company, was responsible as guarantor for five land leases where it was not the lessee. The guaranteed leases expire at various times through fiscal year 2064, including renewal options. The associated lease expense and future minimum lease payments are included in Note 10.

NOTE 18. RELATED PARTY TRANSACTIONS

The Company purchased retail inventory and rental clubs from Callaway Golf Company, a stockholder, aggregating $1,662 for fiscal year 2020, $3,145 for fiscal year 2019 and $1,629 for fiscal year 2018.

NOTE 19. RETIREMENT PLANS

The Company sponsors the Top Golf 401(k) Plan (the “Plan”) which covers substantially all eligible associates. Prior to January 1, 2016 under the terms of the Plan, associates had the option to make pretax or after-tax contributions to the Plan and the Company had the option to make discretionary contributions to the Plan. The Company also had the option to make non-discretionary matching contributions in an amount equal to 50% of an associate’s deferral contribution up to a maximum of 6% of the associate’s compensation contributed to the Plan. Effective January 1, 2019, the Plan was amended and restated to incorporate a Safe Harbor Plan design feature that changes company contribution amounts. Beginning January 1, 2019, the Company makes matching contributions in an amount equal to (i) 100% of an associate’s deferral contribution on the first 3% of the associate’s compensation contributed to the Plan plus (ii) 50% of an associate’s deferral contribution on the next 2% of the associate’s compensation contributed to the Plan. As a result of the COVID-19 pandemic, on May 18, 2020, the Company suspended matching contributions under the Plan until further notice.

Total expense recognized related to the Plan was $2,029 for fiscal year 2020, $4,802 for fiscal year 2019 and $2,315 for fiscal year 2018.